UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________
FORM 8-K

_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2021

_________________________
 Verint Systems Inc
(Exact name of registrant as specified in its charter)

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Delaware	001-34807	11-3200514
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

175 Broadhollow Road
Melville,	New York	11747
(Address of principal executive offices, and zip code)

(631)	962-9600
(Registrant's telephone number, including area code)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value per share	VRNT	The NASDAQ Stock Market, LLC
(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events.

As previously disclosed, on June 8, 2020, Verint Systems Inc. (“Verint”) entered into the Second Amendment (“Second Amendment”) to the Credit Agreement, dated as of June 29, 2017 (as amended, the “Amended Credit Agreement”), by and among Verint, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Pursuant to the Second Amendment, for purposes of the acceleration of the maturity of the term loan and revolving credit facility under the Amended Credit Agreement, Verint’s outstanding 1.50% convertible senior notes due June 1, 2021 (“Convertible Notes”) will not be deemed to be outstanding if such Convertible Notes are cash collateralized on terms reasonably satisfactory to the Administrative Agent.

On February 26, 2021, Verint deposited approximately $390 million of cash, representing the full principal amount of the Convertible Notes then outstanding as well as the final interest payment on the Convertible Notes due at maturity, into an escrow account maintained by JPMorgan Chase Bank, N.A., as escrow agent, in satisfaction of the cash collateralization provisions of the Amended Credit Agreement. Accordingly, the maturity dates of the term loan and revolving credit facility will not be accelerated to March 1, 2021 as a result of any Convertible Notes remaining outstanding on or after that date.

Item 9.01. Financial Statements and Exhibits.

    (d) Exhibits.

Exhibit
Number	Description

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date:	February 26, 2021

		By:	/s/ Douglas E. Robinson
			Name:	Douglas E. Robinson
			Title:	Chief Financial Officer